Exhibit 5.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
March 8, 2017 Mercury General Corporation 4484 Wilshire Boulevard Los Angeles, CA 90010	Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement No. 333-215344; $375,000,000 Aggregate Principal Amount of 4.400% Senior Notes due 2027

Ladies and Gentlemen:

We have acted as special counsel to Mercury General Corporation, a California corporation (the “Company”), in connection with the issuance of $375,000,000 aggregate principal amount of 4.400% Senior Notes due 2027 (the “Notes”), under an Indenture, dated as of March 8, 2017 (the “Base Indenture,” as supplemented by the First Supplemental Indenture dated as of March 8, 2017, together with the Base Indenture, the “Indenture”), between the Company and Wilmington Trust, N.A., as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2016 (Registration No. 333-215344) (as so filed and amended, the “Registration Statement”), a base prospectus, dated December 28, 2016, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement, dated March 1, 2017, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), each document that the Company has identified as an “issuer free writing prospectus” (as defined in Rules 433 and 405 under the Act) and that is described on Exhibit A attached hereto (each a “Specified IFWP”), a final prospectus supplement, dated March 1, 2017, filed with the Commission pursuant to Rule 424(b) under the Act on March 2, 2017 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated March 1, 2017, between the underwriters named therein and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

March 8, 2017

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the Underwriting Agreement, the Notes will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding may be brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to: (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in Section 4.4 of the Base Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) provisions for exclusivity, election or cumulation of rights or remedies; (i) provisions authorizing or validating conclusive or discretionary determinations; (j) grants of setoff rights; (k) proxies, powers and trusts; (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Specified IFWP, the Prospectus and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the

March 8, 2017

Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 8, 2017 and to the reference to our firm contained in the Prospectus under the heading “Validity of the Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins

March 8, 2017

Exhibit A

Issuer Free Writing Prospectus

[provided separately]